UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                        SEC File Number 2-16830
                                                        CUSIP Number ___________

(CHECK ONE)

[_]  Form 10-K                     [_] Form 10-Q                  [_] Form 11-K

[X]  Form 20-F                     [_] Form 10-D                  [_] Form N-SAR

[_]  Form N-CSR

                       For period ended: December 31, 2008

[_]  Transition Report on Form 10-K

[_]  Transition Report on Form 20-F

[_]  Transition Report on Form 11-K

[_]  Transition Report on Form 10-Q

[_]  Transition Report on Form N-SAR

      For the Transition period ended: ____________________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________________
_______________________________________________________________________________

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                                     PART I
                             REGISTRANT INFORMATION
================================================================================

Full Name of Registrant:           Industrial Development Bank of Israel Limited

Former Name if Applicable:

Address of Principal Executive
Office (STREET AND NUMBER):        82 Menachem Begin Road
City, State and Zip Code:          Tel Aviv, Israel 67138

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                                     PART II
                             RULES 12B-25(B) AND (C)
================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, Form N-CSR, or
[_] portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                                    PART III
                                    NARRATIVE
================================================================================

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant respectfully notifies the Securities and Exchange Commission that it is unable to file its Annual Report on Form 20-F for the year ended December 31, 2008 by June 30, 2009 without unreasonable effort and expense.

     As previously reported by the Registrant, during the last few years the Registrant has undergone severe reductions in its manpower, including in its personnel who prepare the Form 20-F and the reconciliation of the Registrant's reports to U.S. GAAP. Furthermore, even though our current auditors (who were appointed pursuant to the requirements of the Israeli Government Companies Authority) audited our 2007 financial statements and will be auditing our 2008 financial statements, we will still need the report of our previous auditors, regarding comparative data which will be included regarding our 2006 financial statements audited by them.

     The Registrant expects to be in a position to file the Annual Report on Form 20-F for the fiscal year ended December 31, 2008 within fifteen days after June 30, 2009.

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                                     PART IV
                                OTHER INFORMATION
================================================================================

(1) Name and telephone number of person to contact in regard to this notification.

    Michael Warzager                011 972 3                    627 2700
------------------------       -------------------         ---------------------
        (Name)                     (Area Code)               (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrants were required to file such report(s)) been filed? If the answer is no, identify report(s).

                               [X] Yes     [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                               [_] Yes     [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

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                  INDUSTRIAL DEVELOPMENT BANK OF ISRAEL LIMITED
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                                       Date: June 30, 2009


                                                       By: /s/ Michael Warzager
                                                       ------------------------
                                                       Michael Warzager
                                                       General Counsel